CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Lookback Levered Contingent Buffered Enhanced Notes due 2015	$2,050,000	$279.62
June 2013 Pricing Supplement No. 890 Registration Statement No. 333-178081 Dated June 14, 2013 Filed pursuant to Rule 424(b)(2)
S T R U C T U R E D I N V E S T M E N T S
Opportunities in U.S. Equities
Lookback Levered Contingent Buffered Enhanced Notes Based on the Value of the S&P 500® Index due June 18, 2015
Principal at Risk Securities
The Lookback Levered Contingent Buffered Enhanced Notes, which we refer to as the securities, are unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement for PLUS, index supplement and prospectus, as supplemented or modified by this document.  At maturity, if the underlying index has appreciated in value from its initial index value, which will be the lowest index closing value during the initial observation period, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying index, subject to the maximum payment at maturity.  If the underlying index depreciates in value but the final index value is greater than the trigger level, investors will receive the stated principal amount of their investment.  However, if the underlying index has depreciated in value so that the final index value is less than or equal to the trigger level, investors will lose a significant portion or all of their investment, resulting in a 1% loss for every 1% decline in the index value from the initial index value.  This amount will be less than or equal to $900 and could be zero.  Accordingly, you may lose your entire investment.  The securities are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the lookback feature used in determining the initial index value and the leverage feature, which applies to a limited range of positive performance of the underlying index.  Investors may lose their entire initial investment in the securities.  The securities are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

All payments are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations, you could lose some or all of your investment.  These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
FINAL TERMS
Issuer:	Morgan Stanley
Maturity date:	June 18, 2015
Underlying index:	S&P 500® Index
Aggregate principal amount:	$2,050,000
Payment at maturity:
If the final index value is greater than the initial index value: $1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final index value is less than or equal to the initial index value but is greater than the trigger level: $1,000
If the final index value is less than or equal to the trigger level: $1,000 × index performance factor
This amount will be less than the stated principal amount of $1,000 and will represent a loss of at least 10%, and possibly all, of your investment.

Leveraged upside payment:	$1,000 × leverage factor × index percent increase
Leverage factor:	150%
Maximum payment at maturity:	$1,201.75 per security (120.175% of the stated principal amount).
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Initial index value:	The lowest index closing value during the initial observation period. In no event will the initial index value be greater than 1,626.73, which is the index closing value on the pricing date.
Initial observation period:	Each index business day on which there is no market disruption event with respect to the underlying index from and including the pricing date to and including August 14, 2013.
Final index value:	The index closing value on the valuation date
Trigger level:	90% of the initial index value
Valuation date:	June 15, 2015, subject to adjustment for non-index business days and certain market disruption events
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Pricing date:	June 14, 2013
Original issue date:	June 19, 2013 (3 business days after the pricing date)
CUSIP / ISIN:	61761JJC4 / US61761JJC45
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$976.08 per security. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public(1)	Agent’s commissions(1)(2)	Proceeds to issuer(3)
Per security	$1,000	$12.50	$987.50
Total	$2,050,000	$25,625	$2,024,375
(1)
J.P. Morgan Securities LLC, acting as dealer, will receive from Morgan Stanley & Co. LLC, the Agent, a fixed sales commission of $12.50 for each security it sells.  In addition, JPMorgan Chase Bank, N.A. will purchase securities from Morgan Stanley & Co. LLC for sales to certain fiduciary accounts at a purchase price to such accounts of $987.50 per security and will forgo any sales commission with respect to such sales.

(2)	Please see “Supplemental information regarding plan of distribution; conflicts of interest” in these preliminary terms for information about fees and commissions.
(3)	See “Use of proceeds and hedging” on page 14.

The securities involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the Securities” at the end of this document.
Product Supplement for PLUS dated August 17, 2012
Index Supplement dated November 21, 2011
Prospectus dated November 21, 2011
Morgan Stanley

Lookback Levered Contingent Buffered Enhanced Notes Based on the Value of the S&P 500® Index due June 18, 2015
Principal at Risk Securities

Investment Summary

The Lookback Levered Contingent Buffered Enhanced Notes Based on the Value of the S&P 500® Index due June 18, 2015 (the “securities”) can be used:

▪
As an alternative to direct exposure to the underlying index that enhances returns for a certain range of positive performance of the underlying index relative to the lowest closing value of the underlying index during the initial observation period.

▪	To enhance returns and potentially outperform the underlying index in a moderately bullish scenario.

▪
To achieve similar levels of upside exposure to the underlying index as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

▪
To provide limited protection against a loss of principal in the event of a decline of the underlying index as of the valuation date but only if the final index value is greater than the trigger level.

Maturity:	Approximately 2 years
Leverage factor:	150%
Trigger level:	90% of the initial index value
Maximum payment at maturity:	$1,201.75 per Security (120.175% of the stated principal amount)
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.
Limited lookback feature:	The initial index value will be the lowest index value during the approximately 2-month initial observation period.
Coupon:	None

The original issue price of each security is $1,000.  This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000.  We estimate that the value of each security on the pricing date is $976.08.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying index.  The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to the implied interest rate at which our conventional fixed rate debt trades in the secondary market (the “secondary market credit spread”).

What determines the economic terms of the securities?

In determining the economic terms of the securities, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more terms of the securities, such as the trigger level, the leverage factor or the maximum payment at maturity, would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market

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Principal at Risk Securities

conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

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Principal at Risk Securities

Key Investment Rationale

The securities offer investors exposure to the performance of the S&P 500® Index.  In exchange for enhanced performance of 150% of the appreciation of the underlying index and the lookback feature, investors forgo upside above the maximum payment at maturity of $1,201.75 per security.  The payment at maturity on the securities is based on whether the final index value is greater than, equal to or less than the initial index value, which will be the lowest index closing value during the initial observation period.  If the underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus upside performance of the underlying index, subject to the maximum payment at maturity of $1,201.75 per security.  If the underlying index depreciates in value but the final index value is greater than the trigger level, investors will receive the stated principal amount of their investment.  However, if the underlying index has depreciated in value so that the final index value is less than or equal to the trigger level, investors will lose a significant portion or all of their investment, resulting in a 1% loss for every 1% decline in the index value from the initial index value.  This amount will be less than or equal to $900.00 and could be zero.  Investors may lose their entire initial investment in the securities.

Leveraged Performance	The securities offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying index within a certain range of positive performance.
Initial Observation Period
The payment at maturity on the securities is based on whether the final index value is greater than, equal to or less than the initial index value, which will be the lowest index closing value during the initial observation period, and whether the final index value is greater than, equal to or less than the trigger level, which will be 90% of the initial index value.  If the index closing value declines from the index closing value on the pricing date during the initial observation period, which is each index business day on which there is no market disruption event with respect to the underlying index from and including the pricing date to and including August 14, 2013, the payment at maturity will be determined by reference to the lowest index closing value during this period.

Trigger Feature	At maturity, even if the underlying index has declined from the initial index value, you will receive your stated principal amount but only if the final index value is greater than the trigger level.
Upside Scenario
The final index value is greater than the initial index value and, at maturity, the securities redeem for the stated principal amount of $1,000 plus 150% of the increase in the value of the underlying index, subject to the maximum payment at maturity of $1,201.75 per security (120.175% of the stated principal amount).

Par Scenario
The final index value is less than or equal to the initial index value but is greater than the trigger level.  In this case, you receive the stated principal amount of $1,000 at maturity even though the underlying index has depreciated.

Downside Scenario
The final index value is less than or equal to the trigger level.  In this case, the securities redeem for at least 10% less than the stated principal amount, and this decrease will be by an amount proportionate to the decline in the value of the underlying index from the initial index value.

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Principal at Risk Securities

How the Securities Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$1,000 per security
Leverage factor:	150%
Trigger level:	90% of the initial index value
Maximum Payment at Maturity:	$1,201.75 per Security (120.175% of the stated principal amount).

Payoff Diagram

How it works

▪
Upside Scenario:  If the final index value is greater than the initial index value, investors will receive the $1,000 stated principal amount plus 150% of the appreciation of the underlying index from the initial index value, subject to the maximum payment at maturity of $1,201.75 per security (120.175% of the stated principal amount).  Under the terms of the securities, an investor would realize the maximum payment at maturity at a final index value of 113.45% of the initial index value.

▪	If the underlying index appreciates 5%, investors will receive a 7.50% return, or $1,075 per security.

▪	If the underlying index appreciates 30%, investors will receive a 20.175% return, or $1,201.75 per security.

▪	Par Scenario: If the final index value is less than or equal to the initial index value but is greater than the trigger level, investors will receive the $1,000 stated principal amount.

▪	If the underlying index depreciates 5%, investors will receive the $1,000 stated principal amount.

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Principal at Risk Securities

▪
Downside Scenario:  If the final index value is less than or equal to the trigger level, investors will receive an amount significantly less than the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying index.

▪	If the underlying index depreciates 60%, investors will lose 60% of the investor’s principal and receive only $400 per security at maturity, or 40% of the stated principal amount.

How the initial index value is calculated

The following hypothetical examples are for illustrative purposes only, and demonstrate how the initial index value is calculated depending on the value of the underlying index during the initial observation period.

▪
Appreciation in value.  The underlying index appreciates in value during the initial observation period so that the closing value of the underlying index on each day during the initial observation period is greater than the index closing value on the pricing date.  In this scenario, the initial index value will be the index closing value on the pricing date, regardless of the appreciation in the value of the underlying index during the initial observation period.

▪
Depreciation in value by 10%.  The underlying index depreciates in value during the initial observation period, and its lowest closing value during that period is 90% of the index closing value on the pricing date.  In this scenario, the initial index value will be 90% of the index closing value on the pricing date.

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Principal at Risk Securities

Risk Factors
The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for PLUS, index supplement and prospectus.  We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪
The securities do not pay interest or guarantee return of any principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee payment of any portion of the principal amount at maturity.  If the final index value is less than or equal to the trigger level (which is 90% of the initial index value), the payout at maturity will be an amount in cash that is at least 10% less than the $1,000 stated principal amount of each security, and this decrease will be by an amount proportionate to the decrease in the value of the underlying index.  There is no minimum payment at maturity on the securities, and you could lose your entire investment.

▪
The appreciation potential of the securities is limited by the maximum payment at maturity.  The appreciation potential of the securities is limited by the maximum payment at maturity of $1,201.75 per security, or 120.175% of the stated principal amount.  Although the leverage factor provides 150% exposure to any increase in the final index value from the initial index value, because the payment at maturity will be limited to 120.175% of the stated principal amount for the securities, any increase in the final index value over the initial index value by more than 13.45% will not further increase the return on the securities.

▪
The initial index value will not be determined until the end of the initial observation period.  Because the initial index value will be the lowest index closing value during the initial observation period, the initial index value will not be determined until the end of the initial observation period.  The initial observation period is each index business day on which there is no market disruption event with respect to the underlying index from and including the pricing date to and including August 14, 2013.  Accordingly, you will not know the initial index value for a significant period of time after the pricing date.  There can be no assurance that the index closing value will decline during the initial observation period below the index closing value on the pricing date.  Furthermore, even if the index closing value declines during the initial observation period below its level on the pricing date, there can be no assurance that the final index value will be greater than the initial index value so that you earn a positive return on the securities at maturity.

▪
The market price will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including: the value of the underlying index (in particular, during the initial observation period), volatility (frequency and magnitude of changes in value) and dividend yield of the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying index or equities markets generally and which may affect the final index value of the underlying index, and any actual or anticipated changes in our credit ratings or credit spreads.  The value of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “S&P 500® Index Overview” below.  You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Morgan Stanley's ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley's creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪	The final index value is not based on the value of the underlying index at any time other than the valuation date. The final index value will be based on the index closing value on the valuation date,

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Principal at Risk Securities

subject to adjustment for non-index business days and certain market disruption events.  Even if the value of the underlying index appreciates prior to the valuation date but then drops by the valuation date by more than 10% of the initial index value, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the underlying index prior to such drop.  Although the actual value of the underlying index on the stated maturity date or at other times during the term of the securities may be higher than the final index value, the payment at maturity will be based solely on the index closing value on the valuation date.

▪
Investing in the securities is not equivalent to investing in the underlying index.  Investing in the securities is not equivalent to investing in the underlying index or its component stocks.  As an investor in the securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

▪
Adjustments to the underlying index could adversely affect the value of the securities.  The underlying index publisher may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index.  The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.  If the calculation agent determines that there is no appropriate successor index, the payment at maturity on the securities will be an amount based on the closing prices at maturity of the securities composing the underlying index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the underlying index last in effect prior to discontinuance of the underlying index.

▪
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us.  Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪
The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.  These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities.  In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at

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Principal at Risk Securities

any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.  See also “The market price will be influenced by many unpredictable factors” above.

▪
The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.  When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, MS & Co. has determined the initial index value and the trigger level and will determine the final index value, including whether the underlying index has decreased to or below the trigger level, and calculate the amount of cash, if any, you will receive at maturity.   Any of these determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the initial index value or the final index value in the event of a discontinuance of the underlying index, may adversely affect the payout to you at maturity.  In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.  One or more of our subsidiaries and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the securities (and possibly to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index.  Some of our subsidiaries also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities prior to or during the initial observation period could have increased the initial index value and, accordingly, the trigger level, which is the level above which the underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the securities.  Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the value of the underlying index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪
The U.S. federal income tax consequences of an investment in the securities are uncertain.  Please read the discussion under “Additional Information About the Securities—Additional provisions―Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments.  In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  Because the securities provide for the return of principal except where the final index value is at or below the trigger level, the risk that a security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument giving rise to ordinary

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income, rather than as an open transaction, is higher than with other equity-linked securities that do not contain similar provisions.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC (“S&P”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943.  For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

Information as of market close on June 14, 2013:

Bloomberg Ticker Symbol:	SPX
Current Index Value:	1,626.73
52 Weeks Ago:	1,329.10
52 Week High (on 5/21/2013):	1,669.16
52 Week Low (on 6/25/2012):	1,313.72

The following graph sets forth the daily closing values of the underlying index for the period from January 1, 2008 through June 14, 2013.  The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the same period.  The closing value of the underlying index on June 14, 2013 was 1,626.73.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The underlying index has at times experienced periods of high volatility, and you should not take the historical values of the underlying index as an indication of its future performance.

Underlying Index Historical Performance Daily Closing Values January 1, 2008 to June 14, 2013

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S&P 500® Index	High	Low	Period End
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter	1,285.09	1,099.23	1,257.60
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter	1,419.04	1,278.04	1,362.16
Third Quarter	1,465.77	1,334.76	1,440.67
Fourth Quarter	1,461.40	1,353.33	1,426.19
2013
First Quarter	1,569.19	1,457.15	1,569.19
Second Quarter (through June 14, 2013)	1,669.16	1,541.61	1,626.73

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of S&P and have been licensed for use by Morgan Stanley.  For more information, see “S&P 500® Index—License Agreement between S&P and Morgan Stanley” in the accompanying index supplement.

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Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional provisions:
Underlying index publisher:	Standard & Poor’s Financial Services LLC
Denominations:	$1,000 per security and integral multiples thereof
Interest:	None
Postponement of maturity date:
If the scheduled valuation date is not an index business day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the second business day following that valuation date as postponed.

Title of securities and the product supplement:
All references to “PLUS” or related terms in the accompanying prospectus supplement for PLUS shall be deemed to refer to Lookback Levered Contingent Buffered Enhanced Notes when read in conjunction with this document.

Minimum ticketing size:	$1,000 / 1 security
Discontinuance of the underlying index during the initial observation period:
If the underlying index publisher discontinues publication of the underlying index during the initial observation period and the calculation agent determines, in its sole discretion, that no successor index is available at such time, the calculation agent will determine the initial index value based on the index closing value(s) of the underlying index during the initial observation period prior to such discontinuance.

Tax considerations:
Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

▪  Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Additionally, any consequences resulting from the Medicare tax on investment income are not discussed in this document or the

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accompanying product supplement for PLUS.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Use of proceeds and hedging:
The proceeds we receive from the sale of the securities will be used for general corporate purposes.  We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the Agent’s commissions.  The costs of the securities borne by you and described beginning on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the securities.

Prior to or during the initial observation period, we hedged our anticipated exposure in connection with the securities by entering into hedging transactions with our subsidiaries and/or third party dealers.  We expect our hedging counterparties to have taken positions in stocks of the underlying index, futures and/or options contracts on the underlying index and component stocks of the underlying index listed on major securities markets.  Such purchase activity could have increased the initial index value and, accordingly, the trigger level, which is the level above which the underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the securities, including on the valuation date, by purchasing and selling the stocks constituting the underlying index, futures or options contracts on the underlying index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities.  We cannot give any assurance that our hedging activities will not affect the value of the underlying index and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the

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transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments.  The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities.  The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)    the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)   our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney

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LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.
Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
MS & Co. will act as the agent for this offering.  J.P. Morgan Securities LLC, acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of $12.50 for each security it sells.  In addition, JPMorgan Chase Bank, N.A. will purchase securities from Morgan Stanley & Co. LLC for sales to certain fiduciary accounts at a purchase price to such accounts of $987.50 per security and will forgo any sales commission with respect to such sales.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Validity of the securities:
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such securities will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the product supplement for PLUS and index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  You should read the prospectus in that registration statement, the product supplement for PLUS, the index supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the product supplement for PLUS, index supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov.as follows:

Product Supplement for PLUS dated August 17, 2012

Index Supplement dated November 21, 2011

Prospectus dated November 21, 2011

Terms used in this document are defined in the product supplement for PLUS, in the index supplement or in the prospectus.  As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

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